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                        OLYMPIC MANUFACTURING GROUP, INC.

                            STOCK PURCHASE AGREEMENT

                                      Among

              SAUGATUCK CAPITAL COMPANY LIMITED PARTNERSHIP III,

                         THE OTHER SELLERS NAMED HEREIN

                                       and

                                 HANDY & HARMAN

                          Dated as of February 19, 1997

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


                                TABLE OF CONTENTS

                                                                          Page

ARTICLE 1.      SALE AND PURCHASE OF SHARES................................ 1
      1.1       Sale of Shares............................................. 1
      1.2       Purchase Price and Payment for Shares...................... 1
      1.3       Delivery of the Shares..................................... 3
      1.4       Application of the Company's Cash.......................... 3
      1.5       Cash Out of Options........................................ 3

ARTICLE 2.      CLOSING AND TERMINATION.................................... 4
      2.1       Closing.................................................... 4
      2.2       Termination................................................ 4

ARTICLE 3.      REPRESENTATIONS AND WARRANTIES OF SELLERS.................. 5
      3.1       Organization and Authority of Seller....................... 5
      3.2       Corporate Organization and Authority of
                Company.................................................... 5
      3.3       Subsidiaries and Equity Investments........................ 5
      3.4       Ownership of Shares........................................ 6
      3.5       Capitalization............................................. 6
      3.6       Consents and Approvals; No Violation....................... 6
      3.7       Financial Statements....................................... 7
      3.8       Title to Properties; Absence of Liens...................... 7
      3.9       Litigation................................................. 9
      3.10      Compliance with Law........................................ 9
      3.11      Contracts................................................. 10
      3.12      Tax Matters............................................... 10
      3.13      Employee Benefits; ERISA.................................. 12
      3.14      Certain Events............................................ 14
      3.15      Environmental Matters..................................... 17
      3.16      Accounts Receivable....................................... 18
      3.17      Inventories............................................... 19
      3.18      Machinery and Equipment................................... 19
      3.19      Patents; Trademarks; Trade Names; Copyrights;
                Licenses, Etc............................................. 19
      3.20      Certain Liabilities....................................... 19
      3.21      Compensation and Consulting Arrangements.................. 20
      3.22      Insurance................................................. 20


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      3.23      Disclaimer of Other Representations and
                Warranties; Best Knowledge; Disclosure.................... 21
      3.24      Product Liability......................................... 22
      3.25      Prior Acquisitions........................................ 22
      3.26      Take or Pay Contracts..................................... 23
      3.27      Restrictive Agreements.................................... 23
      3.28      Nature of Business........................................ 23
      3.29      Judgments................................................. 23
      3.30      Existing Indebtedness..................................... 23
      3.31      Accounts Payable.......................................... 23

ARTICLE 4.      REPRESENTATIONS AND WARRANTIES OF BUYER................... 24
      4.1       Organization.............................................. 24
      4.2       Corporate Authority....................................... 24
      4.3       Consents and Approvals; No Violation...................... 24
      4.4       Investment Intent......................................... 24
      4.5       Litigation................................................ 25
      4.6       Knowledge of Buyer........................................ 25

ARTICLE 5.      CERTAIN COVENANTS AND AGREEMENTS OF SELLERS AND
                BUYER..................................................... 25
      5.1       Conduct of Business Prior to the Closing Date............. 25
      5.2       Tax Covenants............................................. 29
      5.3       Expenses and Finders' Fees................................ 36
      5.4       Access to Information; Verification of
                Inventory and Confidentiality............................. 36
      5.5       Press Releases............................................ 37
      5.6       Books and Records......................................... 37
      5.7       Options and Warrants...................................... 38
      5.8       Accounts Payable.......................................... 38
      5.9       Bank Waiver............................................... 38

ARTICLE 6.      CONDITIONS PRECEDENT OF BUYER............................. 38
      6.1       Representations and Warranties............................ 38
      6.2       Opinion of Counsel........................................ 38
      6.3       No Actions................................................ 38
      6.4       Consents.................................................. 39
      6.5       Closing Documentation..................................... 39
      6.6       Approval of Legal Matters................................. 40
      6.7       Bank Waiver............................................... 40
      6.8       Escrow Agreement.......................................... 40
      6.9       Fleet Bank Waiver......................................... 40


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ARTICLE 7.      CONDITIONS PRECEDENT OF SELLERS........................... 40
      7.1       Representations and Warranties............................ 40
      7.2       Opinion of Buyer's Counsel................................ 41
      7.3       No Actions................................................ 41
      7.4       Consents.................................................. 41
      7.5       Closing Documentation..................................... 41
      7.6       Approval of Legal Matters................................. 41
      7.7       Escrow Agreement.......................................... 42
      7.8       No Material Adverse Change................................ 42
      7.9       Repayment of Foster & Foster Indebtedness................. 42

ARTICLE 8.      INDEMNIFICATION........................................... 42
      8.1       Indemnification by Sellers................................ 42
      8.2       Indemnification by Buyer.................................. 43
      8.3       Remedies.................................................. 44
      8.4       Period of Indemnity....................................... 44
      8.5       Certain Limitations....................................... 44
      8.6       Contribution.............................................. 46

ARTICLE 9.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES................ 46
      9.1       Representations and Warranties............................ 46

ARTICLE 10.     MISCELLANEOUS............................................. 46
      10.1      Cooperation............................................... 46
      10.2      Waiver.................................................... 46
      10.3      Notices................................................... 46
      10.4      Governing Law and Consent to Jurisdiction................. 47
      10.5      Counterparts.............................................. 48
      10.6      Headings.................................................. 48
      10.7      Entire Agreement.......................................... 48
      10.8      Amendment and Modification................................ 48
      10.9      Binding Effect; Benefits.................................. 48
      10.10     Assignability............................................. 48
      10.11     Saugatuck as Agent of Sellers............................. 48


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                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1            Number of Shares to be Sold by Each Seller
Schedule 1.2(a)         Net Present Value of Balloon Payments on
                        Certain Operating Leases
Schedule 1.4            Third Party Indebtedness to be Repaid at
                        Closing
Schedule 1.5            Payments Relating to Cash Out of Certain
                        Options
Schedule 3.5            Capitalization
Schedule 3.6            No Violations; Consents
Schedule 3.7            Exceptions to GAAP on Financial Statements
Schedule 3.8            Encumbrances; Real Property; Property Not in
                        Satisfactory Condition
Schedule 3.9            Litigation
Schedule 3.11           Contracts
Schedule 3.13           Employee Plans
Schedule 3.14           Changes from and Events Outside of the
                        Ordinary Course
Schedule 3.15           Environmental Permits; Noncompliance
Schedule 3.16           Accounts Receivable
Schedule 3.18(a)        Owned Equipment
Schedule 3.18(b)        Leased Equipment
Schedule 3.19           Intellectual Property
Schedule 3.20           Certain Liabilities
Schedule 3.21           Employees and Compensation
Schedule 3.22(a)        Insurance Policies
Schedule 3.22(b)        Property Damage; Personal Injury Claims
Schedule 3.23           Persons with "Knowledge"
Schedule 3.24           Product Liability Claims
Schedule 3.30           Existing Indebtedness

Exhibit A               Escrow Agreement
Exhibit B               Proportionate Share of Each Seller
Exhibit C               Opinion of Sellers's Counsel
Exhibit D               Opinion of Buyer's Counsel
Exhibit E               Stockholder Consent


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            STOCK PURCHASE AGREEMENT dated as of February 19, 1997 (herein, together with the Schedules and Exhibits attached hereto referred to as the "Agreement") among SAUGATUCK CAPITAL COMPANY LIMITED PARTNERSHIP III, a Delaware limited partnership, ("Saugatuck") and the other security holders listed on the signature pages hereof (collectively, the "Sellers"), and HANDY & HARMAN, a New York corporation (the "Buyer").

                              W I T N E S S E T H:

            WHEREAS, Sellers are the beneficial and record holders of all of the presently issued and outstanding shares of capital stock of OLYMPIC MANUFACTURING GROUP, INC., a Delaware corporation (together with its subsidiary, the "Company"), together with certain options and warrants to acquire additional shares of such capital stock (the presently issued shares, together with the shares of capital stock to be issued upon exercise of such options and warrants, being hereinafter referred to as the "Shares"); and

            WHEREAS, Sellers wish to sell and Buyer wishes to purchase the Shares and the parties wish to consummate the other transactions herein provided, all upon the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.
                           SALE AND PURCHASE OF SHARES

            1.1 Sale of Shares. At the Closing provided for in Section 2.1, each Seller shall sell the number of Shares set forth opposite his or its name on
Schedule 1.1 to Buyer and Buyer shall purchase the Shares for the aggregate purchase price provided in Section 1.2.

            1.2 Purchase Price and Payment for Shares. (a) Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares is $53,020,000 less (i) the amount of Third Party Indebtedness (as defined below) net of cash as provided in Section 1.4 and (ii) the amount set forth on Schedule 1.2(a) relating to the net present value of the balloon payments on the Company's operating leases and the cost of repairs for noise abatement to be agreed to by Buyer and Seller prior to Closing. The foregoing payments shall constitute the full Purchase Price for the Shares. In addition, Buyer, Sellers and the Company will act in concert to cause $2,300,000 of the Purchase Price (the "Initial Escrow Amount") to be delivered to NationsBank, N.A., as escrow agent (the "Escrow Agent"). Buyer shall deliver to the Escrow Agent the amounts set forth in Section 5.2(e) (the "Additional Escrow Amount" and together with the Initial Escrow Amount, the "Escrow Amount"), which will be held and disposed of by the Escrow Agent pursuant to the Escrow Agreement, the form of which is attached hereto as Exhibit A. Any portion of the Escrow Amount paid to the Buyer in accordance with the Escrow Agreement and Section 8.1 hereof shall be deemed a reduction in the Purchase Price paid by the Buyer for the Shares. Each Seller shall be entitled to receive such percentage of the Purchase Price as set forth on Schedule 1.1 and shall have such percentage interest in the Escrow Amount as is set forth opposite such Seller's name on Exhibit B hereto; provided that Escrow Agent shall distribute such funds to Saugatuck, which shall have the right to apply such funds toward the payment of or reimbursement for any costs and expenses incurred by it in connection with the transactions contemplated hereby (including without limitation, the reasonable fees and expenses of counsel), before distributing to each Seller its percentage interest. For the purposes of this Agreement, "Third Party Indebtedness" means the indebtedness listed on Schedule 1.4.

                  (b) Payment of Purchase Price. At the Closing, (i) Buyer shall deliver to the Company an amount equal to the Third Party Indebtedness as set forth on Schedule 1.4, (ii) the Company shall (A) pay each option holder such option holder's cash out price, less in the case of each Seller, such Seller's pro rata share (in accordance with each Seller's percentage interest set forth in Exhibit B hereto) of the Initial Escrow Amount, which the Company shall deliver to the Escrow Agent and (B) pay off the Third Party Indebtedness, (iii) Buyer shall deliver to a payment agent to be mutually agreed to (the "Payment Agent") the balance of the Purchase Price that has not been paid


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

pursuant to clause (i) above, (iv) Payment Agent shall (A) deliver to the Company the cash out price of the options before tax and escrow withholdings as set forth on Schedule 1.5, (B) deliver to the Escrow Agent each Seller's pro rata share (in accordance with each Seller's percentage interest set forth in Exhibit B hereto) of the Initial Escrow Amount unless previously withheld pursuant to clause (ii) above, (C) deliver to each warrant holder such warrant holder's cash out price less such warrant holder's pro rata share (in accordance with each warrant holder's percentage interest set forth in Exhibit B hereto) of the Initial Escrow Amount, which Payment Agent shall deliver to the Escrow Agent, (D) deliver to Saugatuck the amount of any costs and expenses incurred by it in connection with the transactions contemplated hereby plus $75,000 to pay for any transaction costs and expenses incurred after the Closing (and to pay at the end of the indemnity period specified in Section 8.4 each option holder who is not a Seller such option holder's pro rata share of any Additional Escrow Amounts without regard to whether any indemnity claims have been paid and without regard to whether any Escrow Amount remains with the Escrow Agent) and
(E) deliver to each Seller such Seller's pro rata share of the balance of the Purchase Price (in accordance with each Seller's percentage interest set forth in Schedule 1.1) and (v) Saugatuck shall pay all the costs and expenses incurred by it in connection with the transactions contemplated hereby.

            1.3 Delivery of the Shares. At the Closing, Sellers will deliver to Buyer stock certificate(s), in form suitable for transfer, registered in the name of Sellers, evidencing the Shares, with an executed blank stock transfer power attached, and with all necessary stock transfer tax stamps attached thereto.

            1.4 Application of the Company's Cash. After making any payments required by Section 5.8 hereof, Saugatuck shall cause the Company to settle, as of the Closing Date, the Third Party Indebtedness listed on Schedule 1.4 by applying to such indebtedness all of the Company's cash as of the Closing Date, which shall include cash on hand, cash received but not posted to the Company's account and cash equivalents. Within 10 days after the Closing, Buyer will reimburse Saugatuck (for pro rata distribution to the Sellers in accordance with each Seller's percentage interest set forth in Exhibit B hereto) for cash received but not posted to the Company's account at Closing. An amount equal to the balance of such Third Party Indebtedness (less the amount of any checks drawn on Company accounts within


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90 days prior to the Closing which have not cleared), after application of the
Company's cash as provided above, shall be paid by Buyer to the Company at the Closing and Saugatuck shall cause the Company to repay the balance of such Third Party Indebtedness at the Closing. Saugatuck and the Company shall provide Buyer with reasonably satisfactory evidence of the payment of all Third Party Indebtedness listed on Schedule 1.4 upon such payment.

            1.5 Cash Out of Options. At or prior to the Closing, Saugatuck will cause the Company to repurchase, cash out or cancel certain outstanding options as set forth on Schedule 1.5, which payments are to be made through the Company's payroll or through the Company's operating account as specified in
Schedule 1.5. Payments of cash or other property (including stock of the Company) in respect of the repurchase, cash out or cancellation of such options shall, to the extent made in respect of options issued as compensation for United States federal, state or local income tax purposes, be made net of any Tax required by law to be deducted or withheld.

                                   ARTICLE 2.
                             CLOSING AND TERMINATION

            2.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Winthrop, Stimson, Putnam & Roberts, Financial Centre, 695 East Main Street, Stamford, Connecticut at 10:00 A.M. (local time) on February 28, 1997 (the "Closing Date") or at such other place, time and date as may be agreed upon by Buyer and Saugatuck.

            2.2 Termination. Anything contained in this Agreement other than in this Section 2.2 to the contrary notwithstanding, this Agreement may be terminated in writing at any time:

                  (a) without liability on the part of any party hereto (unless either party has a right of termination under subparagraph (b) or (c) below), by mutual written consent of Buyer and Saugatuck;

                  (b) by Buyer, if (i) Sellers shall breach in any material respect any of their respective representations, warranties or obligations hereunder, (ii) Sellers shall not have provided reasonable assurance that such breach will be cured in


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all material respects on or before the Closing Date, and (iii) such breach shall not have been cured in all material respects or waived by Buyer prior to or as of the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Section 6.1 as of the date of such termination;

                  (c) by Saugatuck, if (i) Buyer shall breach in any material respect any of its representations, warranties or obligations hereunder, (ii) Buyer shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, and (iii) such breach shall not have been cured in all material respects or waived by Saugatuck prior to or as of the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Section 7.1 as of the date of such termination; or

                  (d) by either Buyer or Saugatuck after March 31, 1997 if the Closing shall not have occurred prior to such date; provided, that, the party terminating this Agreement shall not be permitted to so terminate this Agreement if such party shall then be in breach in any material respect of its representations, warranties or obligations under this Agreement.


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                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Subject to the Schedules attached hereto and referred to below, Daniel P. Murphy, Hubert T. McGovern, Thomas P. Wagner and Patrick J. McDonough (collectively, the "Management Parties") and Saugatuck (together with the Management Parties, the "Representing Parties") and with regard to Sections 3.1, 3.4, 3.6, 3.9 and 3.23, each other Seller as to itself only and not as to the Company or any other Seller, represents and warrants to Buyer that:

            3.1 Organization and Authority of Seller. If a corporation or partnership, Seller is duly organized and validly existing under the laws of the state of its organization. Such Seller has full corporate, partnership or other power and authority to enter into this Agreement and all other documents required to be entered into by such Seller pursuant hereto (this Agreement, collectively with such other documents, the "Agreements") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of the Agreements have been duly authorized by all requisite corporate, partnership or other action. This Agreement has been, and each of the other Agreements will be as of the Closing Date, duly executed and delivered by such Seller, and (assuming due execution and delivery by Buyer) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

            3.2 Corporate Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so licensed or so qualified would not have a material adverse effect on the financial condition, assets, liabilities (contingent or otherwise), cash flows or results of operations of the Company considered as a whole (a "Material Adverse Effect"). Saugatuck has heretofore delivered or made available to Buyer complete and correct copies of the certificate of incorporation, by-laws or similar corporate organizational documents of the Company and each Subsidiary (as defined below) as currently in effect and as shall be in effect on the Closing Date.

            3.3  Subsidiaries and Equity Investments.  Except for
Olympic Marketing Foreign Sales Corporation, the Company has no
Subsidiaries (as defined below), is not a general or limited partner in any partnership or coventurer in any joint venture or other business enterprise and has no outstanding equity or other investments in any Person other than Subsidiaries of the Company, whether by means of share purchase, capital, equity or similar contribution, loan, advance, time deposit or otherwise. The term "Subsidiary" means any corporation of which the Company, directly or indirectly, owns or controls capital stock representing more than fifty percent of the general voting power under ordinary circumstances of such corporation.

            3.4 Ownership of Shares. Seller is the lawful record and beneficial owner of the Shares to be sold by it. Except for the Investor Stockholders Agreement dated as May 26, 1994 by and among the Company, Saugatuck and certain other Sellers (which will be terminated on or prior to the Closing), Seller owns the Shares to be sold by it free and clear of all Encumbrances (as defined below) except for restrictions on transfer under federal and state securities laws. Seller will deliver beneficial and legal, valid and indefeasible title to such Shares as contemplated under Section 1.3 to Buyer, free and clear of all Encumbrances except for restrictions on transfer under federal and state securities laws.

            3.5 Capitalization. The authorized capital of the Company consists of 12,600,000 shares of common stock, par value $0.00166 per share (the "Common Stock"), of which (i) 4,355,340 shares are issued and outstanding, (ii) 1,884,660 shares are reserved for issuance upon exercise of warrants and options and (iii) no shares are reflected on the books and records of the Company as treasury shares. The Company has no other class of capital stock authorized or outstanding. Except as set forth on Schedule 3.5, none of the Company's shares of capital stock have been reserved for any purpose. All of the Shares are duly authorized and validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights. Except as set forth on Schedule 3.5, there are no (i) options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company shares of any class of capital stock of the Company, (ii) outstanding securities of the Company that are convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company, (iii) options, warrants or other rights to purchase from the Company any such convertible or exchangeable securities, or (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or transfer of any capital stock of the Company.

            3.6 Consents and Approvals; No Violation. Except as set forth in
Schedule 3.6 and except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), there is no requirement applicable to any Seller or the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any court of competent jurisdiction, regulatory authority or other public body, federal, state or local domestic or foreign (a "Governmental Entity") as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement. Except as set forth in Schedule
3.6 and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) result in the creation of any material Encumbrance (as defined below) under, or a breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Seller or the Company is a party, or by which any of their respective businesses, properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date or which would not have a Material Adverse Effect or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to any Seller, the Company or the Company's assets or properties, except for such violations which would not have a Material Adverse Effect.

            3.7 Financial Statements. The audited balance sheet of the Company as of September 28, 1996 and the related audited income and cash flow statements for the fiscal year then ended (including the notes thereto and any other information included therein) and the unaudited year-to-date financial statements as of December 28, 1996 are hereinafter collectively referred to as the "Financial Statements." The Financial Statements are based on and reflect the books and records of the Company (which books and records have been routinely maintained on a consistent basis in accordance with the Company's accounting policies). Except as noted therein or as set forth on Schedule 3.7, the Financial Statements were prepared in accordance with the Company's accounting policies referred to above and with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis with prior years. The Financial Statements fairly present in all material respects the financial position of the Company at such date and the results of the Company's operations and its cash flows for the period then ended.

            3.8 Title to Properties; Absence of Liens. (a) Title to each piece and parcel of (including improvements thereon) the Company's owned real property reflected on the audited balance sheet of the Company as of September 28, 1996 (except for property and assets disposed of since September 28, 1996, or acquired since September 28, 1996 in the ordinary course of business consistent with past practice) and required by U.S. GAAP to be included on the balance sheet of the Company, is marketable, good of record and in fact, insurable by a recognized title insurance company and free and clear of any pledges, liens, charges, encumbrances, rights-of-way, easements, defects, security interests, claims, options and restrictions of every kind ("Encumbrances"), except for (i) Encumbrances reflected in the audited balance sheet of the Company as of September 28, 1996, (ii) Encumbrances created in the ordinary course of business subsequent to September 28, 1996, none of which is in excess of $25,000 individually, except as set forth on Schedule 3.8, (iii) Encumbrances that, individually or in the aggregate, do not materially interfere with the present use by the Company or present value of the property subject thereto or affected thereby, (iv) Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are diligently being contested in good faith and (v) Encumbrances that are reflected in the title reports delivered or otherwise made available to Buyer by the Company or Saugatuck in connection with the transactions contemplated hereby.

                  (b) To the Representing Parties' best knowledge, except as set forth in Schedule 3.8 and except as would not have a Material Adverse Effect, no improvements on the Company's owned real property are in violation of any zoning or set-back requirement or similar restriction or regulation, all such improvements are located within the legal metes and bounds of the real property and none of such improvements on the real property encroach on any easement or right of way.

                  (c) To the Representing Parties' best knowledge, except as set forth in Schedule 3.8, the properties and the assets owned by or leased to the Company are in satisfactory condition and repair for their continued use as they have been used and adequate in all material respects for the continued conduct of the business of the Company as presently conducted.

                  (d) Set forth in Schedule 3.8 is (i) a list of all interests in real property, including improvements thereon, owned by the Company, (ii) a description of all leasehold interests in real property of the Company, (iii) a description of all options or other contracts to acquire any such interest, specifying the location of each such property and (iv) a list of all Encumbrances existing on any of the Company's properties and assets, real and personal, other than Encumbrances described in clauses (a)(iv) and (a)(v) of this Section 3.8.

                  (e) The Representing Parties have no knowledge of any default or breach of any terms, covenants or conditions of any lease of, or leasehold interest in, real property of the Company described in Schedule 3.8 (each, a "Lease"), or of any actions which would be reasonably likely to, with the passage of time or the giving of notice by the respective landlord, result in any default or breach which would give rise to a right in the landlord to terminate such Lease.

                  (f) Except as set forth on Schedule 3.8, the Company has good and valid title to, or subsisting leasehold interests in, all of its personal property and assets, whether tangible or intangible, reflected on the audited balance sheet of the Company as of September 28, 1996 (except for personal property and assets disposed of since September 28, 1996, or acquired since September 28, 1996 in the ordinary course of business consistent with past practice) and required by U.S. GAAP to be included on the balance sheet of the Company, free and clear of any pledges, liens, security interests, claims, options and restrictions of every kind ("Personal Property Liens"), except for (i) Personal Property Liens reflected in the audited balance sheet of the Company as of September 28, 1996, (ii) Personal Property Liens created in the ordinary course of business subsequent to September 28, 1996, none of which is in excess of $25,000 individually, except as set forth on Schedule 3.8, (iii) Personal Property Liens that, individually or in the aggregate, do not materially interfere with the present use by the Company or present value of the property subject thereto or affected thereby and
(iv) Personal Property Liens for taxes, assessments or governmental charges, or lessors', mechanics', workmen's, materialmen's, warehousemen's or similar liens, in each case that are not delinquent or which are diligently being contested in good faith.

            3.9 Litigation. Except as disclosed in Schedule 3.9, there is no action, suit, proceeding or investigation as of the date hereof pending or, to the best knowledge of the Representing Parties and Seller, threatened against the Company or such Seller at law, in equity or otherwise, in, before, or by any court of competent jurisdiction which would have a Material Adverse Effect on the Company or materially and adversely affect such Seller's ability to consummate the transactions contemplated hereby.

            3.10 Compliance with Law. To the best knowledge of the Representing Parties, since May 26, 1994, the business of the Company has been and is being conducted in compliance with all material laws, ordinances and regulations of any governmental entity applicable to the Company. To the best knowledge of the Representing Parties since May 26, 1994, all governmental approvals, permits, consents and licenses required ("Permits") by the Company in connection with the conduct of its business have been obtained and are valid, subsisting and in full force and effect and the Company has substantially fulfilled its obligations under each Permit. To the best knowledge of the Representing Parties, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the Permits or would permit revocation or termination of any of the Permits. In respect of any such Permits, to the best knowledge of the Representing Parties, no proceeding is pending for which notice has been provided to the Company or, to the best knowledge of the Representing Parties, threatened, looking toward revocation or termination of any such Permits.

            3.11 Contracts. Except as set forth in Schedule 3.11, and except for contracts made in connection with this Agreement and the transactions contemplated hereby, the Company is not as of the date hereof a party to, or bound by, any written (or to the Representing Parties' knowledge, oral) contract, arrangement, agreement, or understanding of any kind to be performed after the Closing Date pursuant to which the Company is obligated to expend more than $100,000 in any twelve-month period and which is not subject to cancellation by the Company without penalty or increased cost (referred to herein as "Contracts"). Except as set forth on Schedule 3.11, to the best knowledge of the Representing Parties, there is no default by any party to any such contract, which default has had or could reasonably have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.11, neither the Company nor any employee of the Company is a party to any contract, agreement or understanding of any kind, written or otherwise, restricting the Company or its affiliates or any such employee in any material way from competing in any business or with any individual, company, corporation or other entity.

            3.12  Tax Matters.  (a)  For purposes of this
Agreement,

                        (i) "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes (including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes), fees, duties, assessments, withholdings or governmental charges of any kind whatsoever, and shall include interest, penalties, additions to tax or additional amounts with respect to such items;

                        (ii) "Pre-Closing Periods" shall mean all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date (a "Straddle Period"), the portion of such Straddle Period that ends on and includes the Closing Date;

                        (iii) "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes required to be filed by any person or entity and relating to the Company;

                        (iv) "Code" shall mean the Internal Revenue Code of 1986, as amended, or, if appropriate, any predecessor statute; and

                        (v) the term "Tax deficiency" shall include a reduction in any net operating losses.

            (b) Solely with respect to the period beginning after May 26, 1994:

                        (i) all Returns for all Pre-Closing Periods required to be filed by the Company have been duly and timely filed and all such Returns are true, correct and complete. All estimated Tax payments due for the taxable period beginning on October 1, 1996 have been or will be duly and timely paid to the extent due and payable prior to the Closing Date;

                        (ii) the Company has paid or accrued on its books all Pre-Closing Period Taxes due or claimed to be due by any taxing authority;

                        (iii) the payments, charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any Pre-Closing Period as reflected on the books of the Company (including, without limitation, the audited balance sheet of the Company as of September 28, 1996) are adequate to cover such Taxes through the Closing Date;

                        (iv) there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing regarding any Taxes of the Company;

                        (v) there are no agreements for the extension of the time for assessment of any Taxes of the Company and the Company has not waived any statute of limitations for the assessment of Taxes of the Company;

                        (vi) all Taxes which the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;

                        (vii) all federal income and sales Tax Returns of the Company for Tax periods through fiscal 1995 have been audited by the appropriate taxing authorities, or the statute of limitations for the assessment of such Taxes has expired;

                        (viii) no power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force;

                        (ix) the Company is not a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that will remain in effect as of the Closing Date;

                        (x) there are no liens for Taxes upon the assets of the Company except statutory liens for Taxes not yet due;

                        (xi) the Company has not filed a consent pursuant to
      Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(2) of the Code) owned by the Company;

                        (xii) the Company has not requested or received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority which could have a Material Adverse Effect;

                        (xiii) all tax deficiencies which have been claimed, proposed or asserted against the Company have been fully paid or finally settled;

                        (xiv) the Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method);

                        (xv) the Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code; and

                        (xvi) prior to Closing, the requisite percentage of the Company's stockholders have approved the stockholder consent, the form of which is attached hereto as Exhibit E, for purposes of Section 280G of the Code.

            3.13 Employee Benefits; ERISA. (a) Schedule 3.13 contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, change-in-control, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate") that together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of the Company (the "Plans").

                  (b) With respect to each of the Plans, the Company has heretofore delivered to Buyer true and complete copies of each of the following documents: (i) a copy of the Plan; (ii) a copy of the most recent annual report;
(iii) a copy of the most recent actuarial report; (iv) a copy of the most recent Summary Plan Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD and all other material employee communications relating to such Plan; (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under section 401 of the Code.

                  (c) No Plan is subject to Title IV of ERISA or to the minimum funding requirements of section 412 of the Code or Part 3 of Title I of ERISA. No Plan is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA. To the best knowledge of the Representing Parties, since May 26, 1994 no liability under Title IV of ERISA or under section 412 of the

Code or Part 3 of Title I of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full. To the best knowledge of the Representing Parties, since May 26, 1994 neither the Company nor any other ERISA Affiliate has taken any action or failed to take any action, nor has any event occurred, which has resulted or will likely result in the Company becoming subject to liability under Title IV of ERISA (including any withdrawal liability with respect to any multiemployer plan) or under section 412 of the Code or Part 3 of Title I of ERISA.

                  (d) To the best knowledge of the Representing Parties, since May 26, 1994 none of the Company, any of the Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of the Plans, any such trust, any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (e) To the best knowledge of the Representing Parties, since May 26, 1994 full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which the Company is required to pay under the terms of each of the Plans and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing date or will be properly accrued.

                  (f) To the best knowledge of the Representing Parties, since May 26, 1994 each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. To the best knowledge of the Representing Parties, since May 26, 1994 each of the Plans that is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and no event has occurred which may affect such qualification or exemption.

                  (g) No amounts payable under the Plans or any other agreement or arrangement to which the Company is a party (except for the exercise, repurchase, cash out or cancellation of warrants and options contemplated hereby, as to which no representation is made, except as set forth in Section 3.12(b)(xvi)) will, as a result of the transaction contemplated hereby, fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (h) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company after retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA.

                  (i) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (j) There are no pending or, to the best knowledge of the Representing Parties since May 26, 1994, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

            3.14 Certain Events. Except as and to the extent set forth on
Schedule 3.14 or as expressly contemplated by this Agreement, since December 28, 1996:

                  (a) the Company has operated its business in the ordinary course consistent with past practice;

                  (b) there has not been any Material Adverse Effect on the Company;

                  (c) the Company has not incurred any material damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or assets;

                  (d) to the best knowledge of the Representing Parties, the Company has not transferred, licensed, sublicensed, disposed of, abandoned or permitted to lapse or otherwise failed to preserve any material rights to use any intellectual property owned or licensed by the Company or disclosed to any Person, other than authorized representatives of the Buyer, any intellectual property not in the public domain material to the Company's business or operations;

                  (e) to the best knowledge of the Representing Parties, the Company has not transferred, disposed of, abandoned or permitted to lapse or otherwise failed to preserve any material Permit (not including Environmental Permits which are covered by Section 3.15(a)) or other form of authorization issued by a Governmental Entity;

                  (f) to the best knowledge of the Representing Parties, the Company has not sold, assigned, leased, transferred, incurred any Encumbrance on or license with respect to, or disposed of, abandoned, or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

                  (g) the Company has not canceled any debts or claims, or waived any rights of any material value;

                  (h) the Company has not made, or committed to make, any capital expenditures except capital expenditures made in the ordinary course of business as set forth on the Company's budget which in the aggregate do not exceed $200,000;

                  (i) to the best knowledge of the Representing Parties, the Company has not incurred any liabilities or obligations (whether absolute, accrued or contingent, for borrowed money or otherwise, and whether due or to become due) except liabilities or obligations incurred in the ordinary course of business consistent with past practice;

                  (j) the Company has not paid, discharged or satisfied any Encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Encumbrances or liabilities which are reflected or reserved against in the Financial Statements or incurred after the respective dates thereof in the ordinary course of business consistent with past practice and which were paid, discharged or satisfied in the ordinary course of business consistent with past practice;

                  (k) to the best knowledge of the Representing Parties, except in respect of the transactions contemplated hereby, the Company has not (i) entered into any employment, deferred compensation, retention, consulting or similar agreement, (ii) granted or promised any bonus or severance payment to any shareholder, director, officer, employee, distributor, independent contractor or agent of the Company, (iii) created any additional Plan or modified or amended any existing Plan (whether or not such Plan would increase the benefit obligation to any director, officer, employee, distributor, independent contractor or agent of the Company), or (iv) except in the ordinary course of business, granted or promised any increase in the rates or terms of compensation, conditionally or otherwise, including, without limitation, any commission, bonus, pension, severance or vacation pay, employee welfare or benefit payment or other direct or indirect remuneration, in each case to any director, officer, employee, distributor, independent contractor or agent of the Company;

                  (l) the Company has not declared, paid or made or set aside for payment or making, any dividend or other payment or distribution of any kind in respect of its capital stock or other securities, or to its security holders (other than salary and benefits), or directly or indirectly retired, redeemed, purchased or otherwise acquired any of its Shares or other securities, except with respect to the redemption of existing options and warrants as contemplated hereby;

                  (m) the Company has not issued, authorized or proposed the issuance of, reclassified, or sold any shares of capital stock of the Company, or securities convertible into or exchangeable or exercisable for, or rights, warrants or options to acquire, any such shares or other convertible securities or acquired any capital stock or other securities or interests of any Person, or otherwise made a loan or advance to or investment in any Person, except for the sale of Shares pursuant to the exercise of certain options and warrants as contemplated hereby;

                  (n) the Company has not made any change in any accounting methods, principles or practices (including, without limitation, changes in depreciation or amortization policies or rates or relating to the establishment of accrual of reserves) or any material election with respect to Taxes;

                  (o) the Company has not paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entered to any agreement, arrangement or transaction with, any Seller, other than salary, bonus and benefits paid to any Seller who is an employee of the Company in the ordinary course of business consistent with past practice;

                  (p) the Company has not entered into any lease, as lessor or lessee, of real or personal property involving the expenditure of more than $5,000, individually, or $10,000, in the aggregate, on a monthly basis;

                  (q) except as set forth on Schedule 3.14, to the best knowledge of the Representing Parties, the Company has not (i) entered into any Contract requiring annual payments in excess of $100,000 by the Company over the term of such Contract, (ii) terminated or amended, breached, or failed to perform in all material respects all of its obligations under, any Contract, and to the best knowledge of the Representing Parties, no other party thereto has terminated or amended, breached, or failed to perform in all material respects all of its obligations under, any Contract;

                  (r) to the best knowledge of the Representing Parties, the Company has not issued any warranties, express, implied or otherwise, with respect to any products or services created, sold or licensed by the Company, except in the ordinary and usual course of business consistent with past practice (including those imposed by applicable law);

                  (s) the Company has not experienced any actual or, to the best knowledge of the Representing Parties, threatened employee strikes, disputes, work stoppages, slow-downs or lockouts, or had any material change in its relationship with its employees, salesmen, distributors, or independent contractors;

                  (t) the Company has not changed any of its significant business policies;

                  (u) the Company has not instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Entity; or

                  (v) the Company has not agreed, whether in writing or, to the best knowledge of the Representing Parties, otherwise, to take any action described in this Section 3.14.

            3.15 Environmental Matters. (a) Except as set forth in Schedule 3.15, the Company has obtained, with respect to the business of and the real property owned or leased by the Company, all material permits, licenses, and other authorizations which are required under federal, state and local statutes, ordinances, and other laws in effect on the Closing Date relating to pollution or protection of the environment ("Environmental Permits"), including laws and regulations relating to emissions, discharges, releases, threatened releases, investigations or remediation of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface, sediments, building materials or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic materials or wastes, or any regulation, rule, code, plan, judicial order, decree, judgment, injunction, or notice issued, entered, promulgated, or approved thereunder ("Environmental Laws"). All such Environmental Permits are now and as of the Closing Date will be in full force and effect, except for any Environmental Permits which singly or in the aggregate the failure to obtain has not had a Material Adverse Effect. The Company has, or as of the Closing Date will have, filed for all renewals of Environmental Permits required to be filed as of the Closing Date, except for any Environmental Permits which singly or in the aggregate the failure to obtain has not had a Material Adverse Effect. A list of all material Environmental Permits is set forth in Schedule 3.15. To the best knowledge of the Representing Parties, except as set forth in Schedule 3.15, the Company, with respect to the business of and the real property owned or leased by the Company, is in compliance with all terms and conditions of such Environmental Permits and is also in compliance, with respect to the business of and the real property owned or leased by the Company, with all other requirements of Environmental Laws, except for such lack of compliance, if any, which singly or in the aggregate has not had a Material Adverse Effect.

                  (b) There is no pending civil, administrative or criminal investigation, litigation, material notice of violation, or administrative proceeding relating, with respect to the business of or the real property owned or leased by the Company, in any way to Environmental Laws that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

                  (c) To the knowledge of the Representing Parties, with respect to the business of or the real property owned or leased by the Company, there have not been and there are not any conditions, circumstances, activities, practices or incidents on-site or off-site, which may reasonably be expected to prevent substantial compliance with existing Environmental Laws after the Closing Date, require investigation or remediation pursuant to any Environmental Law or otherwise form the basis of any claim, action or suit under any Environmental Law based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, industrial, hazardous, or toxic material or waste, including, without limitation, any liability arising, or any claim, action, demand, suit, proceeding or investigation which may be brought, under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act or similar state or local laws that, in the aggregate, would have a Material Adverse Effect on the Company (an "Environmental Condition").

                  (d) To the knowledge of the Representing Parties, there are no underground storage tanks, above ground storage tanks, polychlorinated biphenyls or asbestos-containing materials present at any real property owned or leased by the Company.

            3.16 Accounts Receivable. Saugatuck has delivered to Buyer a list and aging of all unpaid accounts receivable owing to the Company as of December 28, 1996. Except as set forth on Schedule 3.16, all accounts receivable of the Company are bona fide receivables incurred in the ordinary course of business of the Company, are collectible at the aggregate recorded amounts thereof, subject to the reserve for doubtful accounts maintained by the Company in the ordinary course of business, and are not subject to any known counterclaims or setoffs. To the extent the accounts receivable listed on Schedule 3.16 are not collected by the Company after exercising its best efforts, Buyer shall have the right to make an indemnity claim pursuant to Article 8.

            3.17 Inventories. All inventories of the Company are valued using the FIFO method and are stated in accordance with U.S. GAAP at the lower of cost or market.

            3.18 Machinery and Equipment. (a) Owned Equipment. Schedule 3.18(a) hereto sets forth a list of all material machinery, equipment, motor vehicles, furniture and fixtures owned by the Company (collectively, the "Owned Equipment").

                  (b) Leased Equipment. Schedule 3.18(b) hereto contains a list of all leases or other agreements, whether written or oral, under which the Company is lessee of or holds or operates any material items of machinery, equipment, motor vehicles, furniture and fixtures or other property (other than real property) owned by any third party (collectively, the "Leased Equipment").

            3.19 Patents; Trademarks; Trade Names; Copyrights; Licenses, Etc. Except as set forth on Schedule 3.19 hereto, there are no patents, trademarks, trade names, service marks, service names and copyrights, and there are no applications therefor or licenses thereof, inventions, trade secrets, computer software, logos, slogans, proprietary processes and formulae and all other proprietary information, know-how and intellectual property rights, whether patentable or unpatentable, that are owned, licensed or leased by the Company or used in the conduct of the Company's business. The Company is not a party to, nor pays any royalty to anyone under, any license or similar agreement. Except as set forth on Schedule 3.19, to the best knowledge of the Representing Parties, there is no existing claim, or basis for any claim, against the Company that any of its operations, activities or products infringe the patents, trademarks, trade names, copyrights or other property rights of others or that the Company is wrongfully or otherwise using the property rights of others.

            3.20 Certain Liabilities. (a) Saugatuck has delivered to Buyer a listing of all accounts payable owing by the Company as of December 28, 1996. All accounts payable by the

Company to third parties as of the date hereof arose in the ordinary course of business and none are delinquent or past-due.

                  (b) Schedule 3.20 hereto sets forth a list of all indebtedness and guarantees of the Company in excess of $50,000, other than accounts payable, as of the close of business on the day preceding the date hereof, including, without limitation, money borrowed, indebtedness of the Company owed to its stockholders and former stockholders, the deferred purchase price of assets, letters of credit and capitalized leases, indicating, in each case, the name or names of the lender, the date of maturity, the rate of interest, any prepayment penalties or premiums and the unpaid principal amount of such indebtedness as of such date. Saugatuck has provided the Buyer with copies of all material documents relating to such indebtedness. The Company is not in default in the performance or observance of any obligation or condition with respect to any indebtedness having a principal amount, individually or in the aggregate, in excess of $1,000,000.

                  (c) Except as and to the extent set forth on Schedule 3.20, to the best knowledge of the Representing Parties, the Company has no material liabilities or obligations arising from or relating to its business and operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) which were not reflected or reserved against in the Financial Statements, except for liabilities or obligations incurred since December 28, 1996 in the ordinary course of business and consistent with past practice and none of which individually exceeds $100,000 or in the aggregate exceed $500,000. All reserves established by the Company and set forth on the Financial Statements were determined in accordance with U.S. GAAP. The sale of the Shares pursuant to this Agreement will not cause the acceleration of or otherwise adversely affect the terms or conditions of such liabilities or obligations.

            3.21 Compensation and Consulting Arrangements. Set forth on Schedule
3.21 hereto is a list as of December 28, 1996 of all employees (including sales representatives) and consultants of the Company earning over $50,000 per year in total cash compensation for the fiscal year ended September 28, 1996, together with the amount of total cash compensation paid to each such person for such fiscal year and a listing of the current aggregate base salary or hourly rate (including any bonus or commission) for each such person.

            3.22 Insurance. (a) Schedule 3.22(a) hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability and worker's compensation, and other forms of insurance maintained by the Company (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $50,000 thereunder). All such policies of insurance are valid and in force and all premiums due and payable with respect thereto are currently paid. No notice of cancellation or termination has been received with respect to any such policy.

                  (b) Schedule 3.22(b) hereto sets forth a summary of information pertaining to all pending and, to the best knowledge of the Representing Parties, threatened, property damage and personal injury claims in excess of $50,000 against the Company since October 1, 1995, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to the Company.

            3.23 Disclaimer of Other Representations and Warranties; Best Knowledge; Disclosure. (a) The Representing Parties and Sellers do not make, and have not made, any representations or warranties relating to Sellers or the Company or any one of them or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by the Representing Parties and any Seller. Subject to the last sentence of this
Section 3.23(a), without limiting the generality of the foregoing, the Representing Parties and Sellers have not made, and shall not be deemed to have made, any representations or warranties in any presentation of the business of the Company in connection with the transactions contemplated hereby, and no statement contained in any such presentation shall be deemed a representation or warranty hereunder or otherwise. Subject to the last sentence of this Section 3.23(a), it is understood that any cost estimates, projections, forecasts or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Representing Parties or Sellers. No Person has been authorized by the Representing Parties or Sellers to make any representation or warranty relating to Sellers or the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Representing Parties or Sellers. No representation or warranty by the Representing Parties or Sellers in this Agreement and no statement by the Representing Parties or Sellers in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                  (b) Whenever a representation or warranty made herein by the Representing Parties or Sellers refers to the "knowledge" or "best knowledge" of the Representing Parties or Sellers, such knowledge or best knowledge shall be deemed to consist only of the actual knowledge of any of those persons listed on
Schedule 3.23. Whenever any representation or warranty is made as to the "knowledge" or "best knowledge" of the Representing Parties or Sellers, the Representing Parties and Sellers shall have made due inquiry as to the accuracy of such representation or warranty, but need not have undertaken, nor shall they have any duty to undertake, any special investigation concerning any such matter.

                  (c) Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules only to the extent that such information is cross-referenced in each applicable Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Representing Parties or Sellers and in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality.

            3.24 Product Liability. Except as and to the extent set forth on
Schedule 3.24, there are not presently pending, or to the best knowledge of the Representing Parties, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company. The Company has not extended to its customers any written non-uniform product warranties, indemnifications or guarantees.

            3.25 Prior Acquisitions. With regard to the Asset Purchase Agreement by and among the Company, Olympic Manufacturing Group, Inc. ("Old Olympic"), Tamarack Realty ("Tamarack"), Arthur Jacobson and Esther Jacobson (collectively, Old Olympic, Tamarack, Arthur Jacobson and Esther Jacobson are referred to herein as the "Prior Sellers"), dated as of May 26, 1994 (the "Prior Acquisition Agreement"):

                  (a) there have been and there are no claims for indemnification of Buyer Damages (as defined in the Prior Acquisition Agreement) by the Company against the Prior Sellers pursuant to the Agreement or otherwise;

                  (b) there have been and to the best knowledge of the Representing Parties there are no claims for indemnification by the Prior Sellers against the Company pursuant to the Agreement or otherwise;

                  (c) to the best knowledge of the Representing Parties, the provisions of Article 10 of the Prior Acquisition Agreement, to the extent set forth therein, are in full force and effect and are enforceable by the Company against the Prior Sellers in accordance with their terms and such rights to indemnification have not been assigned, terminated, waived, subrogated, transferred, limited or forgiven in any way; and

                  (d) all amounts payable to the Prior Sellers pursuant to the Prior Acquisition Agreement and the Note (as defined in the Prior Acquisition Agreement) have been paid in full, except pursuant to the Employment and Consulting Agreement between the Company and Arthur Jacobson; the Escrow Agreement (as defined in the Prior Acquisition Agreement) has been terminated in accordance with its terms and is of no further force or effect. Saugatuck has provided, or before the Closing Date shall provide, evidence of such payment and termination to Buyer.

            3.26 Take or Pay Contracts. Except for the contract with Lindberg Corporation (which the Representing Parties do not believe is a "take or pay" contract) neither the Company nor any of its Subsidiaries is a party to any material arrangement for the purchase of materials, supplies, other property or services that by its express terms requires that payment be made by the Company or any of its Subsidiaries regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

            3.27 Restrictive Agreements. Except for the Company's existing Credit Agreement dated as of December 12, 1996 between the Company and NationsBank, N.A., as agent for the lenders party thereto, (the "Company Credit Agreement"), which shall be terminated at or prior to the Closing, neither the Company nor any of its Subsidiaries is a party to any agreement prohibiting its ability to make any payments, directly or indirectly, to its equity holders by way of dividends, advances, repayments of loans or advances, reimbursement or management and other intercompany charges, expenses and accruals or other returns on investments or any other payment of any nature whatsoever.

            3.28 Nature of Business. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither the Company nor any its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            3.29 Judgments. There are no outstanding judgments or orders for the payment of money in excess of $1,000,000 that have been rendered against the Company or any of its Subsidiaries.

            3.30 Existing Indebtedness. Schedule 3.30 hereto contains a true and complete list of all indebtedness of the Company other than accounts payable.

            3.31 Accounts Payable. All accounts payable of the Company at the Closing Date will, over the prior 120 days, average less than seventy (70) days outstanding.

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Sellers that:

            4.1 Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of New York.

            4.2 Corporate Authority. Buyer has full corporate power and authority to enter into the Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of the Agreements have been duly authorized by all requisite corporate action. This Agreement has been, and each of the other Agreements will be as of the Closing Date, duly executed and delivered by Buyer, and (assuming due execution and delivery by Sellers) this Agreement constitutes, and each of the other Agreements when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

            4.3 Consents and Approvals; No Violation. Except for consents already received and except for applicable requirements of the HSR Act, there is no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of a Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement. Except for consents already received and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer, (ii) result in a breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party, or by which any of its businesses, properties or assets may be bound or (iii) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer or the Buyer's assets or properties, in each case that would prevent the execution, delivery and performance by Buyer of this Agreement and the consummation of transactions contemplated hereby.

            4.4 Investment Intent. Buyer is acquiring the Shares for its own account for investment and not with a view to any distribution thereof.

            4.5 Litigation. There is no action, suit, proceeding or investigation as of the date hereof pending or to the best knowledge of Buyer, threatened against Buyer at law, in equity or otherwise, in, before, or by any court of competent jurisdiction which would materially and adversely affect Buyer's ability to consummate the transactions contemplated hereby.

            4.6 Knowledge of Buyer. To the knowledge of Buyer, except for the environmental matters disclosed to Sellers by Buyer in the draft Phase I Environmental Site Assessment, Limited Subsurface Investigation, and Preliminary Regulatory Compliance Screening prepared by Paragon Environmental Services, Inc., prior to the date hereof, nothing has come to the attention of Buyer during the course of its due diligence investigation of the Company as of the date of this Agreement which would give rise to a claim for indemnification of Buyer Losses (as defined herein) under Section 8.1(a)(i) hereof.

                                   ARTICLE 5.
                        CERTAIN COVENANTS AND AGREEMENTS
                              OF SELLERS AND BUYER

            5.1 Conduct of Business Prior to the Closing Date.

                  (a) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company, except as provided in Section 5.1(c) and (d), (i) to conduct its business in the ordinary and usual course consistent with past practice and (ii) to use commercially reasonably efforts to maintain and preserve intact the Company's business, to keep available the services of its officers and employees and to maintain satisfactory relations with lessors, suppliers, contractors, distributors, customers and others having business relationships with the Company.

                  (b) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company to do each of the following:

                        (i) promptly advise Buyer in writing of (A) any Material Adverse Effect on the Company; (B) the occurrence of any event which causes the representations and warranties made by the Representing Parties or the Sellers in this Agreement or the information included in the Schedules attached hereto to be incomplete or inaccurate in any material respect; and (C) the receipt of any inquiry relating to an Acquisition Proposal (as defined below) from a third party, including the identity of the third party and a copy of the inquiry; and

                        (ii) prior to the Closing Date, prepare updated Schedules under the signature of its Chief Executive Officer setting forth all information (including information not previously disclosed) necessary to make all representations and warranties of the Representing Parties and the Sellers accurate as of the Closing Date. The parties expressly acknowledge and agree that the determination whether and to what extent any representation or warranty has been breached for any purpose in this Agreement (including rights to indemnification for breach of representations and warranties) shall be made without reference to such updated Company Schedules.

                  (c) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company not to do any of the following, except as expressly contemplated hereby, without Buyer's prior written consent:

                        (i) undertake a course of action inconsistent with this Agreement or which would cause any representation or warranty in this Agreement to become materially inaccurate or which would prevent any condition precedent to their obligations under this Agreement from being satisfied at or prior to the Closing Date;

                        (ii) amend the Company's organizational documents as previously delivered to Buyer;

                        (iii) except for the issuance of Shares upon exercise of options and warrants outstanding on the date hereof, issue any of the Company's capital shares or grant any options, warrants or rights to acquire any capital shares, or modify the terms or waive any rights under any options, warrants or other securities currently outstanding; or declare, set aside or pay any dividend or make any other distribution in respect of the Company's capital shares, or make any direct or indirect redemption, purchase or other acquisition of the Company's capital shares, except as contemplated hereby;

                        (iv) undertake any stock split, combination recapitalization, reorganization or similar transaction;

                        (v) solicit, encourage, negotiate, provide information for, or otherwise cooperate in any way with, assist, or facilitate, and the Representing Parties shall use their best efforts to prevent any officers and directors, employees, representatives and agents of the Company or any Seller from assisting or facilitating, any of the following:

                              (A) any merger or consolidation of the Company with any person other than Buyer,

                              (B) any sale of material assets of the Company, except in the ordinary course of business, to any person other than Buyer,

                              (C) any equity or debt investment in the Company by any person, except for the repayment of indebtedness of approximately $1,000,000 plus accrued interest to Saugatuck with the proceeds of a drawdown on the facility under the Company Credit Agreement, or

                              (D) any purchase of outstanding securities of the Company by any person, except by Buyer and except for the exercise of options and warrants as contemplated hereby, (any of the foregoing an "Acquisition Proposal");

                        (vi) make any investment in any other business or entity through purchase of stock or securities, contribution to capital, property transfer, purchase of property or assets or otherwise (except short-term investments of idle funds in the ordinary course of business consistent with past practice);

                        (vii) make any loans to or engage in transactions with any of their stockholders, officers, directors or employees, except in the ordinary and usual course consistent with past practice and except with respect to existing options and warrants as contemplated hereby;

                        (viii) except pursuant to employment agreements existing on the date hereof or as contemplated by the transactions which are the subject of this Agreement or as required by applicable laws, (A) increase the compensation payable or to become payable or grant any incentive or equity-based awards to its executive officers (other than in accordance with Plans as in effect on the date hereof), (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or executive officer, of the Company (other than in accordance with Plans as in effect on the date hereof) or (C) establish, adopt, enter into or amend in any material respect or take any action to accelerate any rights or benefits under any Plan (other than as required by applicable law);

                        (ix) impair any of its copyrights, trademarks or other intellectual property rights;

                        (x) alter the manner of keeping its books and accounts or accounting practices and procedures;

                        (xi) revalue any of its assets, including without limitation writing down the value of inventory or accounts receivable other than in the ordinary course of business consistent with past practice or as contemplated by the Company's budget;

                        (xii) make any material Tax election except in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any material Tax accounting method except in the ordinary course of business consistent with past practice, change any material Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, except as contemplated hereby;

                        (xiii) fail to maintain its qualifications to do business in every state in which such qualification is required, or fail to maintain any other material permit, license, authorization or approval required or useful to the operations of its business, except where such failure would not have a Material Adverse Effect;

                        (xiv) make any capital expenditure or other purchase of or improvements to any fixed asset except in the ordinary course of business as set forth on the Company's budget; or

                        (xv) collect accounts receivable other than in the normal course of business in accordance with past practice of the Company;

                        (xvi) enter into contracts with Whiting Door Corporation or N.T.B. Fastening Systems, Inc., each of which could be construed as a "take or pay" contract; or

                        (xvii) agree to do any of the foregoing.

                  (d) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company not to do any of the following, except as expressly contemplated hereby, without first consulting with Buyer:

                        (i) waive any material rights arising out of the conduct of, or with respect to, the Company or its business;

                        (ii) except as contemplated by this Agreement, enter into, amend in any material respect or terminate any material sales agency or distribution agreement, any management or employment or consulting agreement, any lease, operating lease, capital lease, sale-leaseback or similar transaction, material license or material royalty agreement, or any other material agreement or Contract or waive any rights thereunder in any material respect;

                        (iii) incur any material obligation other than in ordinary course of business, or mortgage, pledge or subject to an Encumbrance any of its property or assets;

                        (iv) except for the repayment of indebtedness of approximately $1,000,000 plus accrued interest to Saugatuck with the proceeds of a drawdown on the facility under the Company Credit Agreement, borrow money or incur new or additional indebtedness (other than accounts payable or trade payables incurred in the ordinary course of business) or lend money to any person (other than travel and similar advances to employees in the ordinary course of business) or incur any contingent liability as a guarantor or otherwise with respect to the obligations of any person; or

                        (v) incur liabilities in connection with the leasing of property, equipment or other assets.

                  (e) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company not to, and each Seller shall not, and shall not authorize or permit any of their respective subsidiaries, officers, directors or employees or any of their respective independent auditors, counsel, other advisors or representatives, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Proposal, (ii) furnish information regarding the Company in connection with an Acquisition Proposal or potential Acquisition Proposal, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal.

                  (f) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company to promptly advise Buyer orally and in writing of the receipt of any Acquisition Proposal or any inquiry relating to an Acquisition Proposal prior to the Closing Date.

                  (g) During the period from the date of this Agreement through the Closing Date, the Representing Parties shall cause the Company to immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Proposal.

            5.2 Tax Covenants. (a) (i) Except as provided in Section 5.2(a)(ii), and subject to Section 5.2(a)(iii), Buyer shall timely prepare and file, or cause to be prepared and filed, all Returns of the Company required to be filed after the Closing Date and shall timely pay, or cause to be paid, when due all Taxes relating to such Returns. Such Returns shall be prepared or completed in a manner consistent with prior practice of the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Saugatuck prior to the filing thereof.

                  (ii) Subject to Section 5.2(a)(iii), Saugatuck shall timely prepare, or cause to be prepared, the United States federal income tax return of the Company for the taxable period ending on the Closing Date, as well as any similar state and local income tax Returns of the Company for taxable periods ending as a result of the sale and purchase of the Shares pursuant to this Agreement. Such Returns shall be prepared or completed in a manner consistent with prior practice of the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions), except as otherwise required by law or regulation or otherwise agreed to by Buyer prior to the filing thereof. Subject to Section 5.2(a)(iii), Buyer shall timely file, or cause to be filed, all such Returns and shall timely pay, or cause to be paid, when due all Taxes relating to such Returns. Within a reasonable time after the due date for filing any such Returns, Saugatuck shall deliver to Buyer an invoice for one-half the cost of preparing such Returns, including without limitation all fees and expenses, and Buyer shall, within 5 days after receipt of such invoice, pay to Saugatuck the amount shown as due thereon.

                  (iii) With respect to any Return (including any Return in respect of estimated Taxes) described in Section 5.2(a)(i) or (ii) that covers or includes any Pre-Closing Period and is due to be filed on or before the later of the first anniversary of the Closing Date (the "First Anniversary") and the first day as of which all Buyer claims against the Escrow Amount have been resolved, the party responsible for preparing such

Return pursuant to Section 5.2(a)(i) or (ii) shall, no later than 30 days before the due date of such Return, send such Return to the other party for its review and approval, which approval shall not be unreasonably withheld or delayed.

                  (iv) No later than 10 days before the due date of any Returns described in Section 5.2(a)(i) or (ii), Buyer shall be entitled to receive from the Escrow Agent, pursuant to the Escrow Agreement, a distribution amount equal to the net tax payable due, if any, shown on such Returns to the extent attributable to the Pre-Closing Period and to the extent not previously paid or accrued on the books of the Company. For purposes of this Agreement, the amount of Taxes attributable to any Straddle Period shall be determined based upon an interim closing of the books as of the close of the Closing Date, except that the amount of any Taxes that are imposed on a periodic basis shall be determined by reference to the relative number of days in the pre-closing and post-closing portions of such Straddle Period.

                  (v) Any disputes with respect to any Return described in
Section 5.2(a)(i) or (ii) arising on or before the later of the First Anniversary and the first day as of which all Buyer claims against the Escrow Amount have been resolved shall be resolved by a "Big Six" accounting firm jointly selected by Buyer and Saugatuck; provided, however, that the pending resolution of any such disputes shall not prevent the timely filing by Buyer of any such Return, and distribution by the Escrow Agent to Buyer of the amounts described in Section 5.2(a)(iv), as initially determined by Buyer. Any overpayments or underpayments of such amounts determined by the independent accountants to have been made shall be (A) in the case of an overpayment, deposited with the Escrow Agent by Buyer (or, if the Escrow Agreement shall have terminated, repaid by Buyer to Saugatuck (for pro rata distribution to the Sellers in accordance with each Seller's percentage interest set forth in Exhibit B hereto)) and (B) in the case of an underpayment (up to the Escrow Amount), distributed by the Escrow Agent to Buyer (or, if the Escrow Agreement shall have terminated, paid by the Sellers (pro rata in accordance with each Seller's percentage interest set forth in Exhibit B hereto payable solely from the Escrow Amount previously distributed to each Seller)) to Buyer, in each case with interest at the rate for overpayments determined by Section 6621(a) (2) of the Code from the date that such payment was made or due through the date of such deposit or payment; provided further, however, that, except in extraordinary circumstances, Saugatuck and Buyer shall cause any such disputes to be resolved prior to the First Anniversary.

                  (b) Saugatuck shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Returns for Pre-Closing Periods; provided, however, that Buyer shall have the right to participate at its own expense in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Buyer, any of its affiliates or the Company for any period ending after the Closing Date, and to employ counsel of its choice at its own expense for purposes of such participation. Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, each Seller agrees that neither such Seller nor any affiliate of such Seller shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Buyer, any of its affiliates or the Company for any period ending after the Closing Date.

                  (c) Buyer shall promptly notify Saugatuck (which shall notify the other Sellers) in writing upon receipt by Buyer, any affiliate of Buyer or the Company of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Pre-Closing Periods only, so long as Pre-Closing Periods remain open; provided, however, that failure by Buyer to comply with this Section 5.2(c) shall not affect Buyer's right to indemnification relating to Taxes if such failure does not materially prejudice the rights of Sellers. Each Seller shall promptly notify Saugatuck, which will in turn notify Buyer in writing, upon receipt by such Seller or any affiliate of such Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company.

                  (d) Except as provided in Section 5.2(a)(ii), each Seller agrees that neither such Seller nor any affiliate of such Seller shall, without the prior written consent of Buyer, file, or cause to be filed, any amended Return or claim for Tax refund, with respect to the Company for any Pre-Closing Period, to the extent that any such filing may affect the Tax liability of Buyer, any of its affiliates, or the Company for any period ending after the Closing Date (including, but not limited to, the imposition of Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards).

                  (e)(i) Notwithstanding anything to the contrary contained or implied in this Agreement: (A) Saugatuck and Buyer shall, no later than the due date for the first filed Return of the Company described in Section 5.2(a)(ii), acting together reasonably and in good faith, and subject to the dispute resolution provision of Section 5.2(a)(v), determine the Sellers' Tax Benefit (as defined below); (B) within 15 business days after the Company, Buyer or any of their affiliates Realizes (as defined below) a Tax Benefit (as defined below) that is Realized at any time before the First Anniversary, Buyer shall, or shall cause the Company to, deposit with the Escrow Agent an amount equal to 40% of such Tax Benefit, to be held and disposed of pursuant to the Escrow Agreement; and (C) no later than the fifth day immediately preceding the First Anniversary, Buyer shall, or shall cause the Company to, deposit with the Escrow Agent an amount equal to the Sellers' Tax Benefit (whether or not Realized by that day or expected to be Realized at any other time) less the sum of all amounts previously deposited with the Escrow Agent pursuant to clause (B) of this
Section 5.2(e)(i), to be held and disposed of pursuant to the Escrow Agreement.

                  For the avoidance of any doubt, except as expressly provided in this Agreement, neither Buyer's obligation to make payments to the Escrow Agent pursuant to this Section 5.2(e)(i), nor the amounts so payable, shall depend upon any factor, including without limitation the earnings of the Company, Buyer, any affiliate of Buyer, or any consolidated, affiliated or combined group of which Buyer is a member, and Buyer shall in all events make such payments in such amounts as provided herein notwithstanding any reason to the contrary whatsoever.

                  (ii) For purposes of this Agreement, "Sellers' Tax Benefit" means an amount equal to 40% of the sum of all Tax Benefits (as defined below).

                  (iii) For purposes of this Agreement, "Tax Benefit" means: (A) in the case of a separate United States federal, state, local or other Tax Return (including an estimated Tax Return), the sum of (x) the undiscounted amount by which the Tax liability of the Company is or will be reduced (or would be reduced assuming the exercise of reasonable diligence in Realizing any Tax Benefit at the earliest possible time) as a result of a Transaction Deduction/Loss (as defined below) (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year (including a reduction in estimated Tax payable), as an adjustment to taxable income in any other taxable year, as a carryforward from a Pre-Closing Period to a taxable period beginning after the Closing Date (a "Post-Closing Period"), or as a carryback from a Post-Closing Period to a Pre-Closing Period, as applicable) and (y) any interest payable in respect of such reduction in Tax liability; and (B) in the case of a consolidated United States federal Tax Return (including an estimated Tax Return) or any similar state or local Tax Return, the sum of (x) the undiscounted, amount by which the Tax liability of the relevant consolidated, combined or affiliated group of corporations is or will be reduced (or would be reduced assuming the exercise of reasonable diligence in Realizing any Tax Benefit at the earliest possible time) as a result of a Transaction Deduction/Loss (including, without limitation, by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year (including a reduction in estimated Tax payable), as an adjustment to taxable income in any other taxable year, as a carryforward from a Pre-Closing Period to Post-Closing Period, or as a carryback from a Post-Closing Period to a Pre-Closing Period, as applicable) and (y) any interest payable in respect of such reduction in Tax liability.

                  (iv) For purposes of this Agreement, a "Transaction Deduction/Loss" means any deduction, credit, refund, carryback, carryforward, or loss for purposes of income Taxes arising in the taxable period of the Company ending on the Closing Date or in connection with or as a result of the transactions contemplated by this Agreement (including, without limitation, any operating losses, deductions resulting from deferred financing charges and deductions resulting from payments of cash or other property (including stock of the Company) made by the Company with respect to options, warrants, or other such securities in connection with the transactions contemplated by this Agreement).

                  (v) For purposes of this Agreement, a Tax Benefit shall be deemed to have been "Realized" at the time any refund of Taxes is received or applied against other Taxes due or, with respect to any periods beginning on or after the Closing Date, at the time of filing of a Tax Return (including any Tax Return relating to estimated Taxes) (other than an amended Tax Return or claim for refund) on which a Transaction Deduction/Loss is applied in reduction of Taxes that would otherwise be due; provided, however, that Transaction Deduction/Losses shall be deemed to be the last items utilized in any such Tax Return. In determining the amount of Tax Benefit Realized, the amount by which the Tax liability of the Company, or a consolidated, combined or affiliated group of which the Company is a member, is reduced shall be the excess of (A) the Tax Liability for the period if such Tax Benefit had not been Realized over
(B) the actual Tax Liability for the period.

                  (vi) Following the Closing, Saugatuck, Buyer and the Company, in consultation with one another, shall, and shall cause their affiliates to, in either case absent a good faith determination by Buyer that such steps would have a material adverse effect on the Company, Buyer, or their affiliates (which determination shall not be unreasonably delayed), take, as promptly as is reasonably practicable, all reasonable steps to ensure that all reasonably available Tax Benefits are Realized at the earliest possible time, including, without limitation, the filing of the Company's Returns for taxable periods ending on or before the Closing Date, estimated Tax Returns of the consolidated, combined or affiliated groups that include the Company for taxable periods ending after the Closing Date, applications for tentative refunds and claims for refund.

                  (vii) Unless otherwise agreed to by Saugatuck in its sole discretion, Buyer and each Seller shall, to the fullest extent permitted by applicable law, treat any Transaction Deduction/Loss as having occurred within the taxable period of the Company ending on the Closing Date. It is also understood that Buyer will have paid the full amount of the Sellers' Tax Benefit to the Escrow Agent at or before the First Anniversary.

                  (f) Subject to Section 5.2(e), which alone shall apply to the subject matter addressed therein, if Buyer or any affiliate of Buyer (including the Company) receives a refund of Taxes directly relating to any Pre-Closing Period of the Company (including but not limited to (A) a refund received in respect of the Massachusetts tax refund claim filed by the Company in February 1997 (the "Massachusetts Claim"), it being understood that (i) any carrybacks relating to the Massachusetts Claim shall be for the account of Sellers; provided that Sellers shall pay any additional federal income Tax payable by Buyer or the Company as a result of the use of such carrybacks by Sellers and (ii) any carryforwards relating to the Massachusetts Claim shall be for the account of Buyer or (B) any refund in respect of an overpayment of estimated federal or state taxes, for which the Company hereby agrees to file a claim) or if any Seller receives a refund of any Taxes of the Company directly relating to any Post-Closing Period, the party receiving such refund shall, within 30 days after receipt of such refund, remit such refund (net of any Tax cost relating thereto) to Saugatuck (for pro rata distribution to the Sellers in accordance with each Seller's percentage interest set forth in Exhibit B hereto), in the case of Taxes relating to a Pre-Closing Period, or Buyer, in the case of Taxes relating to a Post-Closing Period. For purposes of this Section 5.2(f), the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and the receipt of a refund shall be deemed to occur upon the filing of a Return or an adjustment thereto utilizing such reduction, overpayment or offset upon the receipt of cash. Refunds attributable to any Straddle Period shall be equitably apportioned pursuant to the principles of this Agreement.

                  (g) Buyer shall cause the Company to make a valid and timely election for United States federal income tax purposes (and any similar state, local or other election) to waive its right to carry back any net operating loss arising in its taxable year that will end on the Closing Date. The immediately preceding sentence shall not be read to imply any restriction on Buyer's ability to cause the Company to carry back a net operating loss from any taxable year beginning after termination of the indemnity period set forth in Section 8.4.

                  (h) After the Closing Date, Buyer and Saugatuck shall provide each other, and Buyer shall cause the Company to provide Saugatuck, with such cooperation and information relating to the Company as either party reasonably may request in (A) filing any Return, amended Return or claim for refund, (B) determining any Tax liability or a right to refund of Taxes, (C) conducting or defending any audit or other proceeding in respect of Taxes or (D) effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause the Company to retain, all Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Returns and other documents relate and, unless such Returns and other documents are offered and delivered to Sellers or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.2 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return, amended Return, or claim for refund, determining any Tax liability or right to refund of Taxes, or in conducting or defending any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, no Seller nor Buyer, nor any of their respective affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.2(g).

                  (i) Buyer shall be liable for any transfer, real property gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder and shall reimburse Sellers for any such Taxes paid by Sellers within 30 days after receipt of an invoice therefor. All Returns related to such Taxes shall be filed by Buyer (unless required by law to be filed by Sellers).

            5.3 Expenses and Finders' Fees. Buyer and each Seller will bear their own transaction expenses in connection with this Agreement and its performance that would not have been incurred in the ordinary course of the Company's business. It is understood that the Company will continue to be responsible for all audit, legal and tax fees and expenses incurred in the ordinary course of its business. Each Seller, on the one hand, and Buyer, on the other hand, each represents and warrants to the other that the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on in such a manner as not to give rise to any valid claims against the other party or the Company for a brokerage commission, finder's fee or other like payment.

            5.4 Access to Information; Verification of Inventory and Confidentiality. (a) The Representing Parties shall, and shall cause the Company to, permit Buyer and its representatives at Buyer's expense to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records and facilities of the Company for the purpose of among other things verifying the representations and warranties of the Representing Parties and Sellers hereunder, conducting a physical inventory of product and equipment, and conducting an audit of the Company's financial statements.

                  (b) Prior to execution of this Agreement, Buyer will have verified (i) the adequacy of the inventory obsolescence reserve and completed a net realizable value test of the inventory and (ii) the physical existence and suitability for use of the tooling but Buyer shall not object to the valuation methodology (including without limitation, cost standards and other procedures used to value such items) of either the inventory or tooling. Any material differences except for differences resolved pursuant to Section 5.4(d) (net of existing balance sheet reserves for such items as of January 25, 1997) relating to inventory or tooling in the aggregate shall have been resolved by Buyer and Saugatuck prior to the execution of this Agreement and, if necessary, the Purchase Price shall be adjusted as mutually agreed to by Saugatuck and Buyer.

                  (c) Buyer and each Seller hereby confirm the terms and provisions of that certain Confidentiality Letter executed dated December 4, 1996 between Buyer and Saugatuck (the "Confidentiality Letter") and hereby incorporate the Confidentiality Letter herein, in its entirety, by this reference. Buyer and each Seller further acknowledge and agree that all information provided to the Buyer hereunder shall constitute Confidential Material (as such term is defined in the Confidentiality Letter), and that the provisions of this Section 5.4, including the terms and provisions of the Confidentiality Letter, shall survive the termination of this Agreement for any reason before Closing.

                  (d) Buyer will conduct a physical inventory on March 1 and 2, 1997. Buyer shall be entitled to make an indemnity claim pursuant to Article 8 for variances that exceed all the inventory reserves set forth on the Company's records as of February 28, 1997, in the aggregate, plus $100,000; provided, that any indemnification claims made hereunder shall be paid from the first dollar and shall not be subject to the $75,000 basket set forth in Section 8.5(c). If the value of the physical inventory exceeds the amount set forth on the Company's records as of February 28, 1997 by more than $100,000, then Buyer will make payment in cash of an amount equal to the excess of the value of the physical inventory over the record amount to Saugatuck (for pro rata distribution to the Sellers in accordance with each Seller's percentage interest set forth in Exhibit B hereto).

                  (e) No claims shall be made after the execution of this Agreement relating to valuation methodology, net realizable value or obsolescence of inventory or tooling.

            5.5 Press Releases. Any public announcements regarding the transactions contemplated hereby shall be made only with the mutual consent of Sellers and Buyer, except (i) as required by law or the rules of the New York Stock Exchange (in which event Sellers will be notified before such announcement is made) and (ii) Sellers shall be permitted to announce the sale after the Closing to the trade and, in each Seller's discretion, to publish a so-called "Tombstone" advertisement.

            5.6 Books and Records. Buyer will, and will cause the Company to, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date for a period of seven (7) years from the Closing Date and to make the same available after the Closing Date for such seven (7) year period for inspection and copying by Sellers at Sellers' expense during the normal business hours of the Company, upon reasonable request and upon reasonable advance notice. Without limiting the generality of the foregoing, Buyer will, and will cause the Company to, make available to Sellers and their representatives all information deemed necessary or desirable by Sellers in preparing their respective financial statements and Returns and conducting any audits in connection therewith.

            5.7 Options and Warrants. On or before the Closing, Saugatuck shall cause the Company to repurchase, cash out or cancel the outstanding options and warrants as set forth in Article 1.

            5.8 Accounts Payable. Saugatuck will cause the Company to pay at or before the Closing (i) all accounts payable over ninety (90) days except for accounts payable which are being disputed by the Company in good faith or are in accordance with the payment terms plus ten days of a particular vendor and (ii) the Nissho Iwai invoice #SH-2023-0 in the amount of approximately $130,500 relating to a Nakashimada TH2-6A Cold Header.

            5.9 Bank Waiver. Buyer shall use its best efforts to obtain the requisite waivers from its banks as set forth in
Section 6.7.

                                   ARTICLE 6.
                          CONDITIONS PRECEDENT OF BUYER

            Buyer need not consummate the transactions contemplated by this Agreement unless the following conditions shall be fulfilled or waived by the
Buyer:

            6.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of the Representing Parties and Sellers contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty shall be true in all material respects as of such date, (b) Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date, and (c) there shall not be issued or outstanding any options, warrants or other rights of any kind to acquire any shares of capital stock of the Company or securities convertible into or exchangeable for any such shares of capital stock, and Buyer shall have been furnished with a certificate of an appropriate officer of each Seller, dated the Closing Date, certifying to the effect of clauses (a), (b) and (c) of this
Section 6.1 to the extent applicable to such Seller.

            6.2 Opinion of Counsel. Buyer shall have been furnished with an opinion dated the Closing Date of Winthrop, Stimson, Putnam & Roberts, counsel for Sellers, substantially in the form attached hereto as Exhibit C.

            6.3 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Sellers, the Company, or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

            6.4 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Sellers, the Company or Buyer, necessary on the part of Sellers, the Company or Buyer, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).

            6.5 Closing Documentation. Buyer shall have received the following documents, agreements and instruments from Sellers:

                  (a) the stock certificates representing the Shares described in Section 1.3 hereof;

                  (b) such duly signed resignations of directors and officers of the Company as Buyer shall have previously requested;

                  (c) a certificate dated as of a recent date from (i) the Secretary of State of the State of Delaware to the effect that the Company is duly incorporated and in good standing in such state and stating that the Company owes no franchise taxes in such state and listing all documents of the Company on file with said Secretary of State, and (ii) a certificate of the Secretary of State of the State of Massachusetts to the effect that the Company is duly qualified as a foreign corporation and is in good standing in such jurisdiction;

                  (d) a copy of the Company's Certificate of Incorporation, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware;

                  (e) evidence, reasonably satisfactory to Buyer, of the authority and incumbency of the persons acting on behalf of Sellers in connection with the execution of any document delivered in connection with this Agreement; and

                  (f) such other instruments and documents as Buyer shall reasonably request not inconsistent with the provisions hereof.

            6.6 Approval of Legal Matters. The form of all instruments, certificates and documents to be executed and delivered by Sellers to Buyer pursuant to this Agreement and all legal matters in respect of the transactions as contemplated hereby shall be reasonably satisfactory to Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

            6.7 Bank Waiver. Buyer shall have received the requisite waivers from its banks pursuant to the Revolving Credit Agreement (the "Credit Agreement"), dated as of September 28, 1994, among Buyer and the financial institutions named therein, the Bank of Nova Scotia, Chemical Bank and The Bank of New York, as co-agents, and The Bank of Nova Scotia, as administrative agent, providing for a waiver (or amendment) (i) to the effect that the goodwill created in connection with the transaction contemplated by this Agreement will not be considered in calculating the tangible net worth of Buyer for purposes of the Credit Agreement and (ii) with respect to any other matters required to be waived or consented to under the Credit Agreement.

            6.8 Escrow Agreement. Sellers, Buyer and the Escrow Agent shall have entered into the Escrow Agreement substantially in the form attached hereto as Exhibit A, pursuant to which the Escrow Amount will be held in escrow in order to secure the obligations of the Sellers pursuant to Article 8 hereof.

            6.9 Fleet Bank Waiver. The Company shall have received a waiver from Fleet Capital Corporation ("Fleet") with respect to the technical default in the Master Equipment Lease Agreement No. 31974-01 dated July 10, 1995 between the Company and Fleet as a result of transactions entered into by the Company with NationsBank, N.A.

                                   ARTICLE 7.
                         CONDITIONS PRECEDENT OF SELLERS

            Sellers need not consummate the transactions contemplated hereby unless the following conditions shall be fulfilled or waived by Saugatuck:

            7.1 Representations and Warranties. Except as otherwise contemplated or permitted by this Agreement, (a) the representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects, except to the extent that any representation or warranty is made as of a specified date, in which case such representation and warranty shall be true in all material respects as of such date, and (b) Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Sellers shall have been furnished a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the effect of clauses (a) and (b) of this Section 7.1.

            7.2 Opinion of Buyer's Counsel. Sellers shall have been furnished with an opinion dated the Closing Date of Paul E. Dixon, Esq., general counsel of Buyer, substantially in the form attached hereto as Exhibit D.

            7.3 No Actions. No action, suit, or proceeding before any court or governmental or regulatory authority shall be pending, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against Buyer, Sellers, the Company, or any of the principals, officers or directors of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

            7.4 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Sellers, the Company or Buyer, necessary on the part of Sellers, the Company or Buyer, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule, including but not limited to the HSR Act, if applicable, shall have expired or terminated, as applicable).

            7.5 Closing Documentation. Sellers shall have received the following documents, agreements and instruments from Buyer:

                  (a) payment of the Purchase Price pursuant to Section 1.2 hereof;

                  (b) evidence, reasonably satisfactory to Saugatuck, of the authority and incumbency of the persons acting on behalf of Buyer in connection with the execution of any document delivered in connection with this Agreement; and

                  (c) such other instruments and documents as Saugatuck shall reasonably request not inconsistent with the provisions hereof.

            7.6 Approval of Legal Matters. The form of all certificates, instruments and documents to be executed or delivered by Buyer to Sellers pursuant to this Agreement and all legal matters in respect of the transactions as contemplated hereby shall be reasonably satisfactory to Saugatuck and its counsel, none of whose approval shall be unreasonably withheld or delayed.

            7.7 Escrow Agreement. The Sellers, Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

            7.8 No Material Adverse Change. As of the Closing Date, there shall have been no material adverse change in the financial condition, assets, liabilities (contingent or otherwise), cash flows or results of operations of the Company considered as a whole since the date hereof.

            7.9 Repayment of Foster & Foster Indebtedness. The indebtedness to Foster & Foster as set forth on Schedule 1.4 shall be paid in full.

                                   ARTICLE 8.
                                 INDEMNIFICATION

            8.1 Indemnification by Sellers. Notwithstanding that certain of the representations and warranties set forth in Article 3 hereof are being made only by certain of the Sellers, each of the Sellers severally and not jointly hereby agree to defend, indemnify and hold harmless Buyer, the Company, and their respective successors, assigns and affiliates (collectively, the "Buyer Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (collectively, "Buyer Losses"), caused by, resulting from or arising out of:

                  (a) (i) breaches of the representations and warranties hereunder on the part of the Representing Parties and any Seller; and/or (ii) failures by any Seller to perform or otherwise fulfill any undertaking or other agreement or obligation hereunder; and/or

                  (b) any Environmental Condition arising in connection with real property owned or the business operated by the Company and resulting from the Company's or its predecessors' ownership or operation of its business or the real property owned or leased by the Company or its predecessors or arising under any Environmental Laws or Environmental Permits, in each case existing on or prior to the Closing Date, whether or not known to Buyer, the Company or Sellers at the time of Closing and regardless of whether or not such events constitute a breach of a representation or warranty hereunder; provided, however that such indemnity shall be limited solely to remediation (i) the need for which has arisen as a result of the Company's or its predecessors' ownership or operation of such real property or the business prior to the Closing and (ii) is required under applicable Environmental Laws; and/or

                  (c) any and all actions, suits, proceedings, claims, demands, incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Buyer Indemnitee proposes to demand indemnification ("Buyer Indemnified Claims"), Buyer or such other

Buyer Indemnitee shall notify Saugatuck thereof, provided, further, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Subject to rights of or duties to any insurer or other third Person having liability therefor, Saugatuck shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any Buyer Indemnified Claims arising out of a lawsuit or claim brought by a third party (provided that any compromise or settlement must include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such claims and must otherwise be reasonably approved by Buyer), including, at its own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if Saugatuck shall have exercised its right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Saugatuck) in any such matter, and in such event counsel selected by Saugatuck shall be required to cooperate with such counsel of Buyer in such defense, compromise or settlement.

            8.2 Indemnification by Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Sellers and their respective successors, assigns and affiliates (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys' fees (collectively, "Seller Losses"), resulting from or arising out of:

                  (a) (i) breaches of the representations and warranties hereunder on the part of Buyer; (ii) failures by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder; and/or (iii) any action, suit, proceeding or claim against any Seller Indemnitees with respect to employees of the Company ("Company Employees") incident to events arising on or after the Closing Date including but not limited to (A) termination of employment; (B) changes in compensation or terms and conditions of employment; and (C) changes in or failure to comply with the terms of any employee benefit or compensation plans or programs (or any legal requirement applicable thereto); and/or

                  (b) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which such Seller Indemnitee proposes to demand indemnification ("Seller Indemnified Claims"), Sellers shall notify Buyer thereof, provided, further, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Seller Indemnified Claims arising out of a lawsuit or claim brought by a third party (provided that any compromise or settlement must include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such claims and must otherwise be reasonably approved by Sellers) including, at their own expense, employment of counsel reasonably satisfactory to Sellers; provided, however, that if Buyer shall have exercised its right to assume such control, Sellers may, in their sole discretion and at their expense, employ counsel to represent them (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of Sellers in such defense, compromise or settlement.

            8.3 Remedies. Except as specifically provided in this Agreement, the sole and exclusive remedy of both Buyer and Sellers hereunder for breaches of representations, warranties and covenants shall be restricted to the indemnification rights set forth in this Article 8, including the right to enforce such indemnification rights.

            8.4 Period of Indemnity. The indemnities contained in Sections 8.1 and 8.2 hereof shall expire one (1) year from the Closing Date, except with respect to (i) Section 5.4(d) relating to inventory and tooling which will expire on the close of business on March 14, 1997, (ii) Sections 3.17 and 5.4 (except Section 5.4(d)) relating to inventory and tooling which will expire on the date hereof and (ii) Buyer Losses or Seller Losses as to which notice has been given pursuant to Sections 8.1 or 8.2 within such period, in which case the indemnification period shall be extended until final resolution of such losses.

            8.5 Certain Limitations. (a) Notwithstanding any other provision hereof, Sellers shall not be liable for punitive damages or any damages that Buyer could have avoided by exercise of prudent business practices or are a result of Buyer's bad faith, gross negligence or misconduct.

                  (b) Payments by Sellers shall be limited to Buyer Reimbursable Losses (as defined below) that remain after deducting therefrom (i) any insurance proceeds actually received by Buyer, (ii) any indemnity, contribution or other similar payment recovered by the Buyer Indemnitees from any third party with respect thereto and (iii) any Tax benefit to the Buyer Indemnitees arising as a result of recognizing on any Tax Return the Buyer Reimbursable Losses giving rise to the indemnification payment. The calculation of the amount due in the preceding sentence shall be increased such that the indemnification payment less any income Taxes payable by the Buyer Indemnitees, solely as a result of having received such indemnification payment, equals the Buyer Reimbursable Losses giving rise to the indemnification payment. To the extent such Buyer Reimbursable Losses do not result in a Tax benefit in the taxable period in which such Buyer Reimbursable Losses are incurred, the Buyer shall cause the Company to transfer to the Sellers the amount of such Tax benefit within 30 days of the date such Tax benefit is actually realized. Buyer shall file, or shall cause to the Company to file, for and obtain any refunds or credits to which Sellers are entitled under this Section 8.5, unless Buyer determines in good faith that such action will have a Material Adverse Effect, directly or indirectly, on the Company or Buyer. Notwithstanding anything to the contrary contained or implied herein, Sellers and Buyer agree that, to the extent permitted by applicable law, they shall treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price.

                  (c) Sellers' obligation to indemnify for Buyer Losses under this Agreement shall be limited to Buyer Losses that individually, and after the application of Section 8.5(b), exceed $5,000 ("Buyer Reimbursable Losses") and only after the aggregate of all such Buyer Reimbursable Losses exceeds Seventy-five Thousand Dollars ($75,000), in which event, indemnification shall be made by Sellers from the first dollar of such Buyer

Reimbursable Losses, provided that breaches of the representation and warranty contained in Section 3.16 (Accounts Receivable) shall be limited to Buyer Losses that individually exceed $1,000 and shall not be subject to such $75,000 "basket." If Buyer makes a claim for indemnification hereunder relating to accounts receivable, then Saugatuck shall have the right to collect payment from the person which originated the account receivable without interference from the Company, which will cooperate with Saugatuck in attempting to collect such account receivable and supply Saugatuck with all information necessary to collect such payment. Sellers shall have no obligation to make any indemnification payments under this Agreement for items which have a reserve on the Company's balance sheet as of January 25, 1997 until Buyer has exhausted the reserves for such item on the balance sheet, which use of reserves will not apply toward the $75,000 "basket." Buyer's obligation to indemnify for Seller Losses under this Agreement shall be limited to Seller Losses that individually exceed $5,000 ("Seller Reimbursable Losses") and only after the aggregate of all such Seller Reimbursable Losses exceeds Seventy-five Thousand Dollars ($75,000), in which event, indemnification shall be made by Buyer from the first dollar of such Seller Reimbursable Losses. Indemnification payments hereunder shall be made in cash from immediately available funds and shall not be subject to any right of setoff.

                  (d) Sellers' obligation to indemnify for Buyer Losses shall be limited to an amount or amounts in the aggregate equal to $2,300,000 plus the Sellers' Tax Benefit (as defined in Section 5.2), all of which Buyer Losses shall be payable solely from the Escrow Amount.

            8.6 Contribution. Each Seller agrees that it shall contribute to the amount of Buyer Losses paid or payable by the Sellers in accordance with each Seller's percentage interest set forth in Exhibit B hereto; provided, that if any Buyer Losses are found to be caused by the intentional misrepresentation or intentional misconduct of any Seller or Sellers, then such Seller or Sellers shall be obligated to the other Sellers for the total amount of such Buyer Losses, based on the relative fault and benefit to those Sellers who participated in such intentional misrepresentation or intentional misconduct.

                                   ARTICLE 9.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            9.1 Representations and Warranties. The representations and warranties of the parties contained herein shall survive the Closing for the periods set forth in Section 8.4.

                                   ARTICLE 10.
                                  MISCELLANEOUS

            10.1 Cooperation. Each of the parties hereto shall use its reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto, with respect to all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

            10.2 Waiver. Any failure of Sellers to comply with any of their obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by Sellers.

            10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

                  (i) If to Buyer, to:

                      Handy & Harman
                      International Corporate Center at Rye
                      555 Theodore Fremd Avenue
                      Rye, NY  10380
                      Telecopier: (914) 925-4493
                      Telephone: (914) 925-4443
                      Attention: Paul E. Dixon, Esq.

                      (with a copy to):

                      Skadden, Arps, Slate, Meagher and Flom LLP
                      919 Third Avenue
                      New York, NY  10022
                      Telecopier: (212) 735-2000
                      Telephone: (212) 735-3000
                      Attention: Milton G. Strom, Esq.

                  (ii) If to Sellers, to:

                       c/o Saugatuck Associates
                       One Canterbury Green
                       Stamford, CT  06901
                       Telecopier:  (203) 324-6995
                       Telephone:   (203) 348-6669
                       Attention:  Christy S. Sadler

                       (with a copy to):

                       Winthrop, Stimson, Putnam & Roberts
                       Financial Centre
                       695 East Main Street
                       Stamford, CT  06904
                       Telecopier:  (203) 965-8226
                       Telephone:   (203) 348-2300
                       Attention:  Frode Jensen, III, Esq.

Such names and addresses may be changed by written notice to each person listed above.

            10.4 Governing Law and Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of New York.

                  (b) Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of New York, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

            10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            10.6 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            10.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement of Saugatuck and Buyer.

            10.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 8.1 and 8.2, the other Buyer Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            10.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

            10.11 Saugatuck as Agent of Sellers. (a) Each Seller hereby irrevocably appoints Saugatuck as such Seller's attorney-in-fact, to do any and all things and to execute any and all documents in such Seller's name, place and stead in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to accept on such Seller's behalf any amount payable to such Seller under this Agreement or the Escrow Agreement, to engage counsel and other professionals for and on behalf of the Sellers in connection with the transactions contemplated hereby, to give or receive, on such Seller's behalf, any notice or instruction under this Agreement, or, with the consent of 66-2/3% or more of the percentage interest of the Sellers as set forth on Exhibit B and if all Sellers are treated equally, to amend, modify, terminate or extend, or waive the terms of, this Agreement or resolve any disputes with Buyer or Escrow Agent (including without limitation, settlement of any claims for indemnification) arising under this Agreement or the Escrow Agreement. Buyer shall be entitled to rely, as being binding upon each Seller, upon any document or other writing executed by Saugatuck.

                  (b) Notwithstanding the provisions of Article 8 hereof, Saugatuck agrees to indemnify and hold harmless Buyer for any act or omission of Saugatuck under Section 1.2(b) hereof and under this Section 10.11.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                              BUYER

                              HANDY & HARMAN


                              By:______________________________________________
                                Name:
                                Title:


                              SELLERS

                              SAUGATUCK CAPITAL COMPANY LIMITED
                              PARTNERSHIP III

                              By:   GREYROCK PARTNERS LIMITED
                                    PARTNERSHIP


                              By:______________________________________________
                                Name:
                                Title:


                              FOSTER & FOSTER


                              By:______________________________________________
                                Name:
                                Title:


                              SYMMETRIX CAPITAL PARTNERS

                              By:   SYMMETRIX, INC.


                              By:______________________________________________
                                Name:
                                Title:

                              SYMMETRIX, INC.


                              By:______________________________________________
                                Name:
                                Title:


                              ________________________________
                              Daniel P. Murphy


                              ________________________________
                              Hubert T. McGovern


                              ________________________________
                              Thomas P. Wagner


                              ________________________________
                              John P. O'Brien


                              ________________________________
                              Patrick J. McDonough